217 Queen Street West, Suite 401 Toronto, ON M5V 0R2 Main: 416.361.2515 Fax: 416.361.2519 www.irwinlowy.com

March 3, 2025

Zentek Ltd.

24 Corporate Ct

Guelph, Ontario N1G 5G5

Dear Sirs/Mesdames:

Re:     Zentek Ltd. - Prospectus Supplement to Registration Statement on Form F-3

We have acted as Canadian legal counsel to Zentek Ltd. (the "Corporation"), a company formed under the laws of the Province of Ontario, in connection with the issuance and sale (the "Offering") of common shares in the capital of the Corporation (the "Common Shares") up to US$30,000,000 pursuant to an at the market offering agreement (the "ATM Agreement") dated March 3, 2025 between the Corporation and Rodman & Renshaw LLC (the "Manager").

The Corporation registered the Common Shares to be issued and sold under the ATM Agreement by means of a registration statement on Form F-3 (Registration No. 333-278886), filed with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on April 23, 2024. The Corporation amended such registration statement on April 24, 2024 and on April 30, 2024, and such registration statement was declared effective under the Act on May 3, 2024. In this letter, such registration statement, as amended, together with the exhibits thereto and the documents incorporated by reference therein, is referred to as the "Registration statement". The Registration Statement includes a base shelf prospectus (together with any documents incorporated therein by reference, the "Base Prospectus"). A prospectus supplement to the Base Prospectus was filed with the Commission on March 3, 2025, pursuant to Rule 424(b) under the Act (the "Prospectus Supplement"). In this letter, the term "Prospectus" refers to the Base Prospectus, as supplemented by the Prospectus Supplement.

This opinion letter is being furnished to the Corporation in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have made such investigations, examined such certificates and documents and have considered such questions of law as we have considered appropriate, relevant and necessary as a basis for the opinions hereinafter expressed.  In particular, we have reviewed:

(a) the certificate and articles of incorporation of the Corporation, each as amended (collectively, the "Articles");

(b) the by-laws of the Corporation, as amended (the "By-Laws")

(c) the minute books of the Corporation;

(d) the resolutions of the board of directors of the Corporation (the "Board") approved on February 28, 2025, authorizing among other things, the execution and delivery by the Corporation of the ATM Agreement;

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(e) the ATM Agreement;

(f) the Registration Statement; and

(g) the Prospectus.

With respect to the foregoing documents, we have assumed:

(a) the authenticity of all records, documents, and instruments submitted to us as originals;

(b) the genuineness of all signatures on all agreements, instruments and other documents submitted to us;

(c) the legal capacity and authority of all persons or entities (other than the Corporation) executing all agreements, instruments or other documents submitted to us;

(d) that the ATM Agreement constitutes a legal, valid and binding obligation of the Manager, enforceable against it in accordance with its terms and that the representations and warranties of the Manager therein are correct and accurate in all respects;

(e) that the issuance and sale of the Common Shares pursuant to the Offering will be effected as described in the ATM Agreement and such issuance will not constitute a "distribution to the public" in the Province of Ontario (the "Province") (as that term is defined in the Securities Act (Ontario));

(f) that the Registration Statement, as amended, has become and remains effective under the Act;

(g) that the Prospectus has been delivered, and filed in compliance with the Act and the applicable rules and regulations thereunder;

(h) that none of the Articles or By-laws or any Applicable Law (as defined below) has been amended so as to affect the validity of the issuance of any Common Shares at the time of such issuance;

(i) that all Common Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus;

(j) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; and

(k) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Corporation).

Our opinion is limited to the laws of the Province, including all applicable provisions of the Business Corporations Act (Ontario), and the federal laws of Canada applicable in the Province (collectively, the "Applicable Law"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

217 Queen Street West, Suite 401 Toronto, ON M5V 0R2 | Tel.: (416) 361-2515 | Fax: (416) 361-2519

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We have no responsibility or obligation to: (i) update this opinion; (ii) take into account or inform the addressees, or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express; or (iii) advise the addressees or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that on the date hereof, the offer and sale of the Common Shares has been duly authorized by the Corporation and, when the Common Shares are issued and paid for in accordance with the terms of the ATM Agreement, the Common Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the use of our firm's name in the section of the Prospectus Supplement included therein entitled "Legal Matters" and on the cover pages. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

This opinion is rendered solely for use by the addressee hereof in connection with the transaction noted herein and may not be relied upon by any other person or for any other purpose without our prior written consent, and the opinions stated herein are limited to the matters expressly stated herein and no opinion is implied or is to be inferred beyond the matters expressly stated in this letter.

Yours very truly,

Irwin Lowy LLP

217 Queen Street West, Suite 401 Toronto, ON M5V 0R2 | Tel.: (416) 361-2515 | Fax: (416) 361-2519